                                                                   EXHIBIT 10.12


                    Website/Banner Ad Development Agreement
                    ---------------------------------------

     This Agreement is between the Houston Chronicle Publishing Company, a division of Hearst Newspapers Partnership, L.P. ("Chronicle") and Houston InterWeb Design, Inc. ("HIDI") for the design and development of websites and banner ads for advertising customers of the Houston Chronicle.

1. Scope of Services. The Chronicle will identify and refer to certain Advertising Customers ("Customers") of the Houston Chronicle who desire assistance in the design and development of websites, banner advertisements, or other internet advertising solutions. HIDI shall provide to the Chronicle and the Customer customized internet advertising solutions as required by the Customer, including but not limited to the following:

          (a) The design, development, implementation, operation, maintenance and updating of Customer-branded stand-alone Web Sites on the World Wide Web portion of the internet ("Customer Sites");

          (b) The design, development and implementation of Customer-branded banner advertisements for use on the World Wide Web portion of the internet, whether on the Customer Sites or on other sites; and

          (c) Such other customized internet advertising solutions as may be specifically agreed between each Customer, the Chronicle and HIDI in separate Tasking Letters to be negotiated with each Customer.

          (d) Any ongoing maintenance or modifications associated with the above-referenced services, and all upgrades, enhancements, developments and new revisions to the products and software related to the development of Customer's Sites.

          (e) The Site shall incorporate certain materials provided by HIDI which include, without limitation, computer software (in object or source code form), script, programming code, data, information, HTML code, trademarks, images, illustrations, graphics, multimedia files and/or text ("HIDI Content"). The Site shall also incorporate the materials, if any, provided by the Chronicle and Customers, including, without limitation, trade or service marks, images, illustrations, graphics, multimedia files and/or text (Chronicle Content"), provided that Chronicle and Customers deliver such Chronicle Content to HIDI promptly and in such media and/or electronic file format(s) designated in the Specifications or Tasking Letter.

2. Rates. HIDI's services will be billed to the Chronicle at the rates set forth on Exhibit A attached hereto. Rates for customized or non-scheduled services shall be billed on terms and conditions as may be separately agreed in a Tasking Letter between Customer, Chronicle and HIDI. HIDI agrees to keep the rates it charges to the Chronicle under this Agreement confidential.

3.  Invoicing.  All Customer invoicing shall be handled by the Chronicle.
HIDI shall not bill any Customer directly, but shall instead separately submit to the Chronicle an invoice in intervals of not less than thirty days for HIDI's services on all Customer accounts under this Agreement, itemized by Customer.

4. Term. The term of the Agreement shall be for a period of one year, commencing on January 1, 2000 and ending on December 31, 2000. The Agreement shall be terminable by either party on thirty days written notice with or without cause, and terminable by either party immediately for cause, which shall include, but not be limited to, non-payment, default in services, or any material breach of the Agreement. The Agreement shall also terminate if an administrator, receiver or liquidator is appointed in connection with HIDI, or HIDI is otherwise bankrupt, files for bankruptcy or is insolvent.

5.  Rights in Data and Works.

          (a) Exclusive of Chronicle Content, HIDI shall retain all right, title and interest (including copyright and other proprietary or intellectual property rights) in HIDI Content, all legally protectable elements, or derivative works thereto, whether or not paid for wholly or in part by Chronicle or Customer, and whether or not developed in conjunction with Chronicle or Customer.

          (b) All copyrights, trademarks, trade dress and other proprietary rights in text, data, images or related materials furnished by the Chronicle ("Chronicle Materials") are exclusively owned by the Chronicle, and all rights are expressly reserved by the Chronicle. Neither HIDI nor the Customer shall have the right to use any Chronicle trademarks, trade names, slogans or logos without the Chronicle's prior written approval.

          (c) All wording, production and sponsorship of Customer banner ads to be displayed on the Chronicle's web site shall be subject to and consistent with the Chronicle's reasonable advertising standards.

          (d) Chronicle shall retain all right, title and interest (including copyright and other proprietary or intellectual property rights) in the Chronicle Content.

          (e) HIDI may place copyright and/or proprietary notices, including hypertext links within the HIDI Content as incorporated within and on the Site. Chronicle or Customer may not alter or remove such notices without HIDI's written permission.

          (f) Chronicle or Customer shall not provide to HIDI any Content that may be obscene, defamatory, harassing, grossly offensive, malicious, or that actually or potentially infringes or misappropriates the copyright, trademark, or proprietary or intellectual property right of any person.


6.  Warranties.

          (a) HIDI warrants that all services to be performed under the Agreement will be rendered using sound, professional practices and in a competent and professional manner by knowledgeable, trained and qualified personnel using the most current and up-to-date technology commercially available, subject to the prior written approval of Customer.

          (b) HIDI warrants that all Deliverables developed by HIDI for any Customer hereunder shall conform to all specifications provided in the Tasking Letter for each such Customer, and will operate materially in accordance with those specifications upon delivery. Except as expressly otherwise provided in any such Tasking Letter or in this Agreement, HIDI does not warrant that its services or Deliverables will be uninterrupted or error free.

          (c) HIDI warrants that all software provided by HIDI and all Deliverables shall be Year 2000 Compliant. All Customer Sites developed by HIDI will be virus-free on delivery and will be accessible by Internet users twenty-four (24) hours per day, seven (7) days per week, provided however, in the event the host site used by HIDI is non-operational, HIDI will not be in breach of this Agreement so long as HIDI acts in a prudent and customarily reasonable manner to work to restore access and the service interruption does not last longer than 10 hours on any single interruption. In the event problems with HIDI's host site become persistent, the Chronicle shall have the right to insist that HIDI change its host site to a mutually agreeable provider.

          (d) Chronicle represents and warrants to HIDI that: (i) Chronicle has the power and authority to enter into and perform its obligations under this Agreement; (ii) Chronicle and Customer Content does not and shall not contain any content, materials, link, advertising or services that actually or potentially violate any applicable law or regulation or infringe or misappropriate any proprietary, intellectual property, contract or tort right of any person; and (iii) Chronicle and Customer own their respective Content and all proprietary or intellectual property rights therein, or has express written authorization from the owner to copy, use and display the Content on and within the Site.

          (e) EXCEPT AS EXPRESSLY STATED AT SECTION 6(a-c), DEVELOPER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION,
      ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A
      PARTICULAR PURPOSE, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT.


7.  Non-Solicitation Agreement.

          (a) Each party agrees that it will not attempt to hire any employee of the other as an employee or subcontractor during the term of the Agreement or for a period of one year after the Agreement has terminated, unless agreed to in writing by both parties.

          (b) HIDI shall not solicit or attempt to contract directly with any Customer for any advertising or internet design services at any time during the term of the Agreement or for a period of one (1) year after termination of the Agreement. HIDI acknowledges that the Customers hereunder are Customers of the Chronicle.

8. Non-Exclusivity. The Chronicle and HIDI agree that this Agreement is non-exclusive. The Chronicle may contract with other companies to provide similar services to its customers. Similarly, HIDI may provide similar services to customers who were not introduced to HIDI by the Chronicle. The terms of this Agreement shall apply to any Chronicle customer who is introduced by the Chronicle to HIDI.

9. Confidentiality. Each party shall agree not to use, disclose, sell, transfer or display the confidential information of the other party. "Confidential information" means proprietary information of a party not generally known by non-party personnel, used in that party's business, and the disclosure of which would be detrimental to that party. Confidential information shall include computer scripts, software, financial, marketing and business information, customer data, strategic plans and business plans, and the like. HIDI agrees and acknowledges that the rates it charges to the Chronicle under this Agreement are confidential. Upon termination or expiration of this Agreement, each party shall immediately deliver to the disclosing party all confidential information and shall cease all use of the confidential information.

10. Indemnification.

          (a) Chronicle agrees to indemnify, hold harmless and defend HIDI and its directors, officers, employees and agents from and against any action, claim, demand or liability, including reasonable attorney's fees and costs, arising from or relating to: (i) Chronicle's breach of this Agreement; (ii) the negligence or willful misconduct of Chronicle; or
      (iii) any allegation that the Chronicle or Customer Content infringes a third person's copyright or trademark right, or misappropriates a third persons trade secret. Chronicle agrees that HIDI shall have the right to participate in and control the defense of any such claim through counsel of its own choosing.

          (b) HIDI agrees to indemnify, hold harmless and defend Chronicle and its directors, officers, employees and agents from and against any action, claim, demand or liability, including reasonable attorney's fees and costs, arising from or relating to any allegation that the HIDI Content infringes a third person's copyright or trademark right, or misappropriates a third person's trade secrets.

11. Independent Contractor. The relationship of the parties shall be that of an independent contractor. HIDI has the right to control the manner and means of performing its services and delivering the Deliverables, and HIDI shall bear all expenses attendant thereto. No agency shall be created by the Agreement. Neither party has the power or authority to represent, act for, bind, or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever.

12. Insurance. HIDI shall maintain throughout the term of the Agreement a commercial general liability policy in an amount of not less that $5,000,000 covering all software, services and other Deliverables to be provided and performed hereunder. HIDI shall furnish the Chronicle with satisfactory proof of insurance in compliance with this provision.

13. Notice. Any notice required to be given under this Agreement shall be in writing and shall be duly served when it shall be hand delivered to the addresses set forth below, or three (3) days after mailing if written notice has been deposited, duly registered or certified, return receipt requested, in a post office or official depository under the care and custody of the United States Postal Service addressed to the other party at the following addresses:

To:       Houston InterWeb Design, Inc.       To:  The Houston Chronicle
          1770 St. James, Suite 420
          Houston, Texas 77056              Attn:  Ralph Harrington
                                                   801 Texas Avenue
Attn:  Harry White, CEO                            Houston, Texas 77002



14.       General Terms and Conditions.

          (a) The Agreement shall be governed by Texas law. Venue of any dispute relating to this Agreement shall be in Houston, Harris County, Texas

          (b)The Agreement is not assignable by either party without the express written consent of all parties.

          (c) Conditions of force majeure shall excuse any delay or non-compliance beyond the party's control, upon prompt notice.

          (d) Any partial invalidity of any term of the Agreement shall not affect the remainder of the Agreement.

          (e) This Agreement is the complete and entire agreement of the parties, superceding any previous agreements or discussions, and no supplements or amendments shall be recognized except as in writing and signed by both parties.

     SIGNED at Houston, Texas, this 3 day of March, 2000.

                              HOUSTON CHRONICLE PUBLISHING COMPANY


                              By:  /s/
                                   -------------------------------------
                              Name:
                                   -------------------------------------
                              Title:
                                   -------------------------------------


                              HOUSTON INTERWEB DESIGN, INC.


                              By:  /s// Harry White
                                   -------------------------------------
                              Name:  Harry White
                              Title:  CEO